Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission of our report dated February 20, 2012, with respect to the consolidated balance sheet of Oceanic Bank Holding, Inc. and Subsidiary as of December 31, 2011, the related statements of earnings, changes in shareholders’ equity, and cash flows for the year then ended December 31, 2011.

Laguna Hills, California

December 3, 2012